Exhibit 99.1

**FOR IMMEDIATE RELEASE**

Datavault AI Finalizes Strategic Acquisition of CompuSystems, Inc. Assets

•	Acquisition expected to drive 2H 2025 revenue and contribute $15 million to $20 million to 2026 revenue target and growth opportunities for both acoustic and data divisions

•	Business update call today, May 20, 2025, at 9:00 AM ET

BEAVERTON, OR, May 20, 2025 – Datavault AI Inc. (Nasdaq: DVLT) (the “Company” and “Datavault AI”), a leader in AI-driven data experience, valuation and monetization, announced it expects to finalize the strategic acquisition of CompuSystems, Inc. (CSI) assets today, May 20, 2025. In alignment with this milestone, the Company will host a business update call at 9:00 AM ET, as previously announced.

“The closing of the CSI acquisition will mark a pivotal step in Datavault AI’s growth strategy,” said Nathaniel Bradley, CEO of Datavault AI.  “Since the deal’s announcement, we have begun client outreach, positioning the business for strong growth. We are focused on monetizing the historical, present and future data of CSI along with transitioning the entire company to scalable, repeatable and customer first solutions. Leveraging our patented suite of Web 3.0 technologies is paramount, and we are strengthening our team with an infusion of talent and event expertise that will provide us with a stable base of clientele, events and deal flow. By using our technologies inside meaningful and highly efficacious deployments and events with CSI, our AI and machine learning will also improve. Data Vault events will expand our revenue generation in a way that we can automate, replicate and scale. Our IBM watsonxTM-powered AI platform and our Datavault AI agents will improve our customers’ satisfaction, revenue generation and spend with Datavault AI in coveted sports, entertainment and venue markets. We’ve begun to apply our patented technologies of Data Vault, Adio, and WiSA towards exploiting these markets, and we expect to benefit from the technical capabilities that afford us a competitive advantage in managing events.”

“We anticipate CSI will deliver solid revenue in 2025, comprising the majority of our 2H 2025 revenue target of $12 million to $15 million. Building on this momentum in 2026, the acquisition is expected to account for $15 million to $20 million of our target $40 million to $50 million in total revenue next year driven from a combination of DVHOLO, Adio, WiSA and Data Vault licensing and sales on our patented Information Data Exchange. I look forward to sharing more details and a broader business update during our investor call today,” added Bradley.

In conjunction with the closing, Datavault will name John Mark LoGiurato as President of the CSI Division of Datavault AI (the “CSI Division”). On May 20, 2025, in connection with Mr. LoGiurato’s appointment as President of the CSI Division, Mr. LoGiurato will be granted 500,000 units of restricted stock of Datavault AI (the “Units”) as an inducement material to Mr. LoGuirato’s entering into employment with the Company. The Units were approved by the board of directors of the Company and granted outside of the Company’s 2020 Stock Incentive Plan and 2018 Long-Term Stock Incentive Plan in accordance with Nasdaq Listing Rule 5635(c)(4). In connection with the award of Units, Mr. LoGiurato and the Company have entered into an Inducement Award Agreement for the Units, which agreement contemplates half of the Units vesting in equal 3-month installments over a 36-month period beginning June 20, 2025, and the other half of the Units vesting upon the CSI Division obtaining aggregate revenue equaling or exceeding $25 million over any trailing 12 calendar month period ending on or prior to the date that is 5 years from the grant date.

Datavault AI expects to complete the final steps outlined in the amended asset purchase agreement with CSI today. Following the transaction, CSI’s assets and operations will be fully integrated into Datavault AI’s business.

Investor Conference Call on May 20, 2025

Datavault will host an investor call to review business progress and discuss the CSI asset acquisition:

Date: Tuesday, May 20, 2025

Time: 9:00 AM ET

Webcast & Presentation: https://ir.datavaultsite.com/news-events/ir-calendar

Dial-in: 1-833-366-1124 (US), 1-412-317-0702 (Intl)

Replay Available: Webcast replay will be available approximately one hour after the end of the call and will be available for 90 days, at the above webcast link. A telephonic replay will be available through May 27, 2025, and may be accessed by calling 1- 877-344-7529 (US) or 1-412-317-0088 (Intl) and using access code 8794302.

About Datavault AI Inc.

Datavault AI Inc. (Nasdaq: DVLT) is a next-generation data licensing and monetization company. Its patented platform empowers secure data valuation, exchange, and AI-driven monetization—enabling businesses and creators to unlock the true value of their data assets across cloud, Web 3.0, and experiential computing landscapes.

Learn more at: www.dvlt.ai

About CompuSystems, Inc.

CSI is a premier provider of registration, data analytics, and lead management services for live events, offering cutting-edge solutions and unparalleled customer support to clients in the trade, association, corporate, and government event markets. With a strong focus on innovation, customer service, and sustainability, CSI is dedicated to delivering exceptional event experiences for clients and their attendees. Learn more about CSI here.

Forward Looking Statements Disclaimer

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, and other securities laws. Words such as “expect,” “will,” “anticipates,” “estimates” and variations of such words and similar future or conditional expressions are intended to identify forward-looking statements. Such forward-looking statements, including statements herein regarding our business opportunities and prospects, strategy, future revenue expectations, licensing initiatives, recent funding and M&A activities as well as our plans to integrate acquired businesses and technologies, are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of various risks and uncertainties including, but not limited to, the following: the risk that we are unable to satisfy all closing conditions in connection with the acquisition of certain assets from CSI; our ability to successfully integrate all IP that we have acquired; risks regarding our ability to utilize the assets we acquire to successfully grow our market share; risks regarding our ability to open up new revenue streams as a result of the various agreements we have entered into and assets we have acquired; our current liquidity position and the need to obtain additional financing to support ongoing operations; general market, economic and other conditions; our ability to continue as a going concern; our ability to maintain the listing of our common stock on Nasdaq; our ability to manage costs and execute on our operational and budget plans; our ability to achieve our financial goals; the degree to which our licensees implement the licensed technology into their products, if at all; the timeline to any such implementation; risks related to technology innovation and intellectual property, and other risks as more fully described in our filings with the U.S. Securities and Exchange Commission. The information in this press release is provided only as of the date of this press release, and we undertake no obligation to update any forward-looking statements contained in this communication based on new information, future events, or otherwise, except as required by law.

Contacts

Investors:

datavaultinvestors@allianceadvisors.com